PRODUCTION AGREEMENT

THIS PRODUCTION AGREEMENT ("Agreement") is made and entered into by Adino Exploration, LLC, whose address is 2500 CityWest, Suite 300, Houston, Texas 77042 ("Grantor"), and BlueRock Energy Capital II, LLC, whose address is 20445 State Highway 249, Suite

160, Houston, Texas 77070 ("Grantee").

WHEREAS, by Conveyance of Production Payment effective as of September 1, 2011, from Grantor to Grantee (the "Conveyance"), Grantor has sold and conveyed to Grantee, and Grantee has purchased and acquired from Grantor, as a Production Payment a term overriding royalty interest in the Subject Lands and the Subject Interests described in the Conveyance, together with a Permanent ORRI therein; and

NOW, THEREFORE, as a material inducement to cause Grantee to purchase the Production Payment and the Permanent ORRI, and in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantor have agreed, and hereby agree, as follows:

1. Definitions.

Each capitalized term used herein but not defined herein shall have the meaning given to it in the Conveyance.

2. Marketing.

(a) Subject to the provisions of Section 3., the Production Payment Hydrocarbons shall be delivered to the credit of Grantee, free of cost, at the Delivery Points.

(b) Grantor shall market and sell all Production Payment Oil on behalf of Grantee on the same basis as Grantor markets its own share of Oil produced from or attributable to land covered by Subject Interests, but never for less than the net price received by Grantor at the Delivery Points.

(c) During the remaining term of each Existing Gas Sales Contract, Grantor shall deliver or cause to be delivered thereunder on behalf of and for the credit of Grantee all of the Production Payment Gas which is subject to such Existing Gas Sales Contract at the contract price and terms applicable thereto without deduction for nonperformance or noncompliance. Grantor shall not amend any of the Existing Gas Sales Contracts or any gas gathering or transportation contract without Grantee's prior written consent, which consent shall not be unreasonably withheld.

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(d) All Production Payment Hydrocarbons marketed by Grantor on behalf of Grantee shall be sold pursuant to arm's length contracts with parties not affiliated with Grantor, containing terms negotiated by Grantor as a prudent operator.

(e) All proceeds received by Grantor from the sale of Production Payment Hydrocarbons sold on behalf of Grantee pursuant to the terms hereof are received by Grantor in trust for Grantee and shall be held in trust by Grantor for Grantee; provided, however, Grantor shall pay such proceeds by electronic funds transfer or corporate check to such account as Grantee shall have designated from time to time to Grantee within seven (7) days after receipt thereof by Grantor. The foregoing sentence is subject to Grantee's right at any time to direct the purchasers of any Production Payment Hydrocarbons to pay the proceeds thereof directly to Grantee by delivering to such purchasers the letters in lieu of transfer orders previously executed by Grantor and held by Grantee. In the event Grantee requests direct payment, Grantor shall cooperate in instructing the purchasers to pay such proceeds directly to Grantee and shall execute such additional instruments as may be necessary or appropriate in connection therewith. In the event any Production Payment Hydrocarbons are sold by Grantor, on behalf of Grantee, under the terms of any agreement between Grantor and Grantee or any of its affiliates, Grantee shall at all times be entitled to retain the proceeds of such sale or receive direct payment from its affiliate.

Notwithstanding any provision of this Agreement to the contrary, during the term of the Production Payment, Grantee shall have the right, at Grantee's election, to receive directly from the purchasers all proceeds attributable to Grantor's and Grantee's interest in all Hydrocarbons produced from the Subject Lands and the Leases. Subject to all of the provisions of the Conveyance and the Production Agreement (including Grantor's obligation not to be in default), after Grantee deducts the applicable Production Payment, Grantee shall pay the remainder, if any, of such proceeds by electronic funds transfer or corporate check to such account as Grantor shall have designated from time to time to Grantee, within seven (7) days after the receipt of such proceeds from the purchasers. Grantor shall execute any and all documents requested by purchasers or by Grantee to facilitate the direct payment of all Hydrocarbon proceeds to Grantee pursuant to this Subsection 2.(e), and Grantor shall cooperate fully in instructing the purchasers to pay all such Hydrocarbon proceeds directly to Grantee.

(f) Production Payment Gas shall be marketed by Grantor on the same basis as Grantor markets its share of Gas produced from the Subject Interests.

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(g) All Production Payment Gas shall be delivered to Grantee's credit, into the facilities installed and maintained by the Operator or the First Purchaser located at each applicable Delivery Point, currently as produced and saved, in its natural state after removal of liquids by conventional mechanical field separation facilities (low temperature absorption, lean oil absorption, or similar "separation", facility shall not be considered conventional mechanical field separation facilities), and if Production Payment Gas is flowed through any processing plant or cryogenic facilities after delivery to Grantee or to the credit of Grantee at the Delivery Points the provisions of Section

4. shall be applicable.

3. Gathering and Transportation.

Grantor shall gather or cause to be gathered all Production Payment Hydrocarbons at the wellheads where produced and transport the same to the Delivery Points. Grantor shall be in exclusive control and possession of the Production Payment Hydrocarbons gathered at the wellheads and responsible for any loss, damage or injury caused thereby. Grantee's Production Payment shall not bear any gas processing, gathering or transportation charges attributable to Production Payment Hydrocarbons, except to the extent provided in Section 1.02 of the Conveyance.

4. Processing; Plant Products; Exchange.

It is recognized that as the owner of the Production Payment Grantee owns the Production Payment Gas in its natural state, including, without limitation, all liquefiable Hydrocarbons contained therein. It is recognized that certain of the Subject Interests currently may be subject to existing processing agreements. Grantee agrees that Grantor may commit Production Payment Gas to other processing agreements to unaffiliated third parties on the same terms as it commits Gas from its interests in the Subject Interests as long as such agreements would not have an adverse affect on Grantee's or Grantor's interest in the Production Payment. If as a result of any existing or future processing agreement Grantor elects to process Production Payment Gas, Grantee will have an interest in all plant products and liquids extracted (the "Liquids") and all residue gas remaining ("Plant Residue Gas") attributable or allocable to the Production Payment and the Production Payment Gas under the terms of the Processing Agreements. Grantor agrees that it will not exercise any processing rights if the Plant Residue Gas would not meet the quality requirements set forth in Section 7.

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5. Rate of Production.

Grantor shall use its best efforts to prudently operate and produce the Subject Wells (or, if any Subject Wells are operated by a third party, cause the Subject Wells to be prudently operated and produced) in accordance with the terms of the joint operating agreements and in accordance with good engineering practices and the following requirements: (i) the amount of Hydrocarbons produced from any Subject Well shall not exceed in any Month the lower of (x) the maximum amount that in the good faith judgment of the operator is capable of producing at its maximum efficient rate of flow or (y) the respective allowable rate of flow under applicable orders, rules, regulations or laws, if any; (ii) the amount of Hydrocarbons produced from the Subject Wells shall be in the good faith judgment of the operator sufficient to prevent a net migration of Hydrocarbons from the reservoirs to which proved reserves are attributed underlying the Subject Interest; and (iii) subject to field rules established by governmental authorities having or asserting jurisdiction, the amount of Hydrocarbons produced from the Subject Wells shall be equitable and ratable, based on factors used in determining such field rules.

6. Scheduling.

At all times from the Effective Time until the Termination Time, Grantor, at Grantor's cost and expense, shall, to the best of Grantor's ability, perform, or cause to be performed, the following:

(a) Grantor shall ensure that nominations of Gas quantities are timely made to transporting pipelines and that such nominations reflect the actual expected deliveries and receipts.

(b) If any charges, penalties, costs or expenses are incurred or payable to any transporting pipeline, or any other party as a result of Grantor's failure to nominate quantities of Gas, or Grantor's failure to deliver quantities of Gas so nominated at any Delivery Point, then as between the parties hereto, Grantor shall be liable for and shall hold Grantee harmless from and against all such charges, penalties, costs and/or expenses. Grantor shall promptly notify Grantee of any notice received from any transporting pipeline, or other party, that indicates an imbalance in deliveries exist or is occurring that may give rise to any such charges, penalties, costs and/or expenses.

7. Quality Requirements.

All Production Payment Gas delivered to Grantee's credit shall satisfy the quality requirements and specifications as set forth in the First Purchaser's or the First Transporter's agreements, as applicable. All costs and expenses of dehydrating, treating, and compressing Production Payment Hydrocarbons, except those as set forth in Section 1.02 of the Conveyance, to satisfy such quality requirements shall be borne and paid by Grantor.

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8. Pressure.

Grantor shall deliver, or cause to be delivered, the Production Payment Gas at a pressure sufficient to deliver the same into the First Purchaser's or First Transporter's pipeline, as applicable, at each Delivery Point against the operating pressure in existence from time to time; provided that Grantor shall not be required to install compression equipment or other equipment in circumstances in which such installation is not economically feasible without regard to the burden of the Production Payment. Grantor shall inform Grantee, as often as may be necessary, of the delivery rate and pressure of the Production Payment Gas delivered to Grantee's credit.

9. Operation of Subject Interests.

(a) At all times from the date hereof until the termination of the Production Payment, Grantor, at Grantor's cost and expense shall:

(i) Cause the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations;

(ii) Pay, or cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Subject Interests or the production therefrom. Further, Grantor will, according to industry standard and practice (but in no event beyond 90 days from the date of any invoice), promptly pay all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom;

(iii) Cause all wells, machinery, equipment and Facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, shall be promptly made;

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 (iv) Give or cause to be given to Grantee written notice of every adverse claim or  demand made  by  any  person affecting the Subject Interests, the Hydrocarbons produced therefrom, the Production Payment and/or the Production Payment Hydrocarbons in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantor's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Hydrocarbons produced here from, the Production Payment and/or the Production Payment Hydrocarbons against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

(v) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character;

(vi) Pay, or cause to be paid, all Taxes when due and before they become delinquent, and shall provide Grantee with County Clerk's receipts (or receipts from the applicable office having jurisdiction) evidencing proof of payment within ten (10) days after payment. Grantor shall reimburse Grantee for any Taxes paid by Grantee as a result of the Production Payment or the Production Payment Hydrocarbons or the production of same, other than Grantee's respective share of any Hydrocarbon Severance Taxes, which shall be paid by Grantee;

(vii) Pay, or cause to be paid, promptly when due and before they become delinquent all operating expenses and all billings under the joint operating agreement (except to the extent contested in good faith);

(viii) Not, without prior written approval from Grantee, resign as operator or transfer operations to any other party, whether affiliated with Grantor or not, or, if any of the Subject Interests are operated by third parties, not vote for the removal of the operator as operator of any of the Subject Interests until and unless the successor operator has been approved in writing by Grantee.

In addition, Grantor shall provide Grantee upon execution of this Agreement a full and complete Texas Railroad Commission Form P-4 (or, if applicable, the Form required by the applicable regulatory authority of the State where the subject Wells are located) executed by Grantor, for change of operator on each Subject Well. The original Forms shall be held by Grantee during the term of the Production Payment. If Grantor is in default under the terms of the Conveyance and/or the Production Agreement, Grantor may, in Grantee's discretion in the exercise of Grantee's remedies under Section 15. hereof, file such original Forms with the applicable authority to change the operator to Grantee or Grantee's designee on any or all of the Subject Wells;

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(ix) Not change the purchaser(s) of any Hydrocarbons covered hereby without (1) giving Grantee at least five (5) days written notice of Grantor's intent to change purchasers; (2) first obtaining Grantee's written approval of such change, which approval shall not be unreasonably withheld; and (3) first delivering to Grantee executed originals of any additional letters in lieu that may be requested by Grantee after receiving Grantor's notice;

(x) In conjunction with Grantor's obligation to protect the Subject Interests from drainage as set forth in subsection (i) above, provide Grantee with at least thirty (30) days prior written notice of Grantor's intention to drill and/or complete a well located on the Subject Lands, together with detailed information identifying the proposed well location and intended completion location, together with any further documentation and/or information as may be requested by Grantee relating to such drilling and/or completion proposal;

(xi) Subject only to Force Majeure, temporary cessation of production for normal maintenance, operational difficulties that would cause a reasonably prudent operator to temporarily cease production, and/or the abandonment provisions of Section 11. hereof, cause all Subject Wells operated by Grantor to be maintained in continuous production;

(xii) Maintain or cause to be maintained in full force and effect in accordance with prudent operator standards, free of any right of cancellation, forfeiture or termination, all permits, licenses, easements, servitudes, contracts and other rights reasonably necessary or useful in connection with the development, operation or management of the Subject Interests and the production, treating, gathering, storing, marketing or transportation of the Hydrocarbons or of water produced or used in connection therewith;

(xiii) Not conduct any work or operation in any wellbore of a Subject Well, which work or operation is related to any horizon, zone, formation or interval not included in the Subject Interests, without the prior written consent of Grantee; and

(xiv) Whenever, Grantor is not the operator of a Subject Interest, use Grantor's reasonable best efforts and diligently enforce its rights under any operating agreement for such Subject Interests in order to cause such Subject Interests to be operated and dealt with as contemplated herein.

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 (b) If at any time during the Production Payment, there is a change of control (as hereinafter defined) in Grantor, Grantee shall immediately be provided written notification thereof. As used herein, the term "change of control" shall include (i) death of the principal officer or controlling shareholder or owner of Grantor; (ii) disability of the controlling shareholder or owner of Grantor to the point where such person cannot substantially perform on behalf of Grantor under the Conveyance or this Agreement;(iii) Grantor becoming insolvent or files a voluntary petition in bankruptcy or a receiver is appointed against any of the Subject Interests; (iv) an involuntary bankruptcy proceeding is filed or threatened against Grantor; (v) the issuance by Grantor to any shareholder, or to any other person or entity, any common or preferred stock or membership interests other than the authorized and issued stock and/or membership interests of Grantor that exists as of the date of this Agreement; and (vi) if Grantor dissolves, winds up, liquidates or otherwise terminates, or Grantor becomes a party to any merger or consolidation without the written consent of Grantee. Whether or not Grantor gives written notification to Grantee as required herein, upon any change of control, as defined herein, Grantee shall have the right, but not the obligation, to notify Grantor, in writing, that such change of control constitutes an event of default under the Conveyance and the Production Agreement, and Grantee thereafter shall have the right to exercise any and all of Grantee's remedies under Section 15. hereof.

10. Insurance; Damage or Loss.

(a) Grantor shall maintain or cause to be maintained, at its sole cost and expense and with financially sound and reputable insurers, insurance covering the Subject Lands, Leases, Subject Wells and Facilities located thereon against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in similar operations and having similar property. Such insurance shall name Grantee as an additional insured as Grantee's interests appear. Grantor shall furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the insurer will notify Grantee in writing not less than thirty (30) days prior to the expiration or termination of such policy of insurance. Grantor shall furnish Grantee with annual renewal certificates of insurance within ten (10) days of renewal term.

(b) In the event of any damage to or loss of any Subject Well or to any of the Facilities on the Subject Lands and/or the Leases, Grantor (at no cost to Grantee) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Production Payment, but taking into account insurance proceeds and recoveries).

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 11. Abandonment of Wells.

(a) Until the termination of the Production Payment, Grantor shall not, without first obtaining the written consent of Grantee, abandon any Subject Well heretofore or hereafter drilled and/or completed for production of Hydrocarbons on any of the Subject Lands and/or Leases attributable to the Subject Interests or surrender, abandon or release any Subject Lands and/or Leases or Subject Interest or any part thereof; provided, however, that, without the consent of Grantee:

(i) If and when, in Grantor's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, a well becomes no longer capable of producing Hydrocarbons in paying quantities (without regard to the burden of the Production Payment) and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such well by reworking, reconditioning, deepening, plugging back, or otherwise, Grantor shall have the right to abandon such well, subject to the provisions of Section 11.(c) of this Agreement.

(ii) Subject to the provisions of Section 11.(c), Grantor shall have the right to surrender and release any Subject Interest or part thereof when, in the reasonable judgment of Grantor exercised in good faith and as would a prudent operator not burdened by the Production Payment, there is no well located thereon which is capable of producing Hydrocarbons in paying quantities and the drilling of an additional well thereon would not, in Grantor's reasonable opinion, be economically feasible (without regard to the burden of the Production Payment).

(b) For all purposes of this Agreement, (i) a well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition which reasonably appears to be permanent, such that the aggregate value of the Hydrocarbons which are being produced from such well, net of royalties and Taxes and appropriately risked and discounted but without regard to the burden of the Production Payment, no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well (including the costs and expenses incurred by the Operator under the joint operating agreement but excluding office and management overhead and similar charges), and (ii) the restoration of the productivity of a well or the drilling of a well shall be deemed to be "economically feasible" whenever the aggregate value of the Hydrocarbons which it reasonably appears will be produced from such well, net of royalties and Taxes and appropriately risked and discounted but without regard to the burden of the Production Payment, will exceed the costs and expenses directly related to such restoration or drilling and the operation and maintenance of such well (excluding office and management overhead and similar charges).

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(c) Before abandoning any well or surrendering or releasing any Subject Interest or part thereof, Grantor shall offer, subject to the Permitted Encumbrances, to assign the same to Grantee upon Grantee's payment of the net salvage value (if any) attributable to Grantor's interest therein and assumption of the obligations attributable to Grantor's interest therein.

12. Voting Under the Joint Operating Agreement.

Grantor shall not vote for, consent to, or otherwise endorse under the terms of any applicable joint operating agreement or otherwise, any operation or action that is inconsistent with Grantor's obligations under this Agreement.

13. Information.

At all times from the date hereof until the termination of the Production Payment, Grantor, at its own expense (and in addition to any information and/or documents requested by Grantee under Section 13.(h) hereof), shall furnish to Grantee the following reports and information at the times indicated below:

(a) Grantor shall furnish a monthly report showing the gross production of Hydrocarbons from each Subject Land and/or Lease, the quantity of Hydrocarbons sold for Grantor's account, and the quantity of Production Payment Hydrocarbons sold for Grantee's account.

(b) Grantor shall furnish Grantee monthly with full and complete copies of the Joint Interest Billings (JIB's) covering each well located on the Subject Lands (whether or not Grantor operates such well or wells). Upon Grantee's written request, Grantor shall furnish appropriate "back up" information for the JIB's, including, but not limited to all third party invoices, field tickets and daily work and cost summaries identifying any work performed, or cost incurred, on the Subject Wells.

(c) Upon written request from Grantee, Grantor shall make available to Grantee for review and copying in Grantor's offices at the address stated herein surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, natural gas analysis and casing programs, title opinions, regulatory filings; field notes and any and other information or documents related to the Subject Interests and/or the Subject Wells and the production therefrom.

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(d) Grantor shall furnish Grantee a monthly report of all Hydrocarbon sales and expenses covering each well located on the Subject Lands in a Lease Operating Summary Statement format as set forth in Exhibit "C" attached hereto and made a part hereof.

(e) Quarterly within sixty (60) days after the end of each calendar quarter, and annually within one hundred twenty (120) days of the calendar year, Grantor shall furnish financial statements, including balance sheet, income statement, stockholder's equity and cash flow, prepared in accordance with generally accepted accounting principles and, with respect to annual financial statements, if requested in writing by Grantee, accompanied by a report of the Grantor's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that, in their opinion, such financial statements fairly present Grantor's financial condition, results of operations and changes in financial position and in accordance with general accepted accounting principles consistently applied.

(f) Quarterly, a Compliance Certificate (in a form to be submitted to Grantor by Grantee) executed by an officer of Grantor certifying that, to the best of his knowledge after reasonable investigation and due diligence, Grantor is in compliance in all material respects with the terms of the Conveyance and this Agreement, or if not, specifying in reasonable detail any exceptions thereto.

(g) Grantor shall provide an accounting to Grantee, on a monthly basis, for funds advanced by Grantee to Grantor, if any, and used by Grantor for the purposes of payment of Taxes, royalties or third party vendor invoices. The accounting shall include copies of such third party invoices, evidences of payment of the same, and evidence of payment of such Taxes and royalties.

(h) Upon written request, Grantor shall furnish any other information and/or documents as Grantee may reasonably request relating to the Subject Lands, Leases and/or Subject Interests.

(i) Upon written request from Grantee, Grantor shall submit all or any portion of the information required by this Section on a concise reporting exhibit in a form determined by Grantee and supplied to Grantor.

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Notwithstanding the preceding provisions to the contrary, and notwithstanding the fact that Grantee may be a non-operating working interest owner in some, or all of the Subject Interests, during any and all times that Grantor is in default of any of Grantor's obligations under this Agreement or the Conveyance, Grantor shall be required to furnish to Grantee, at Grantor's expense, any and all information (including access to such information) described in this Section as may be requested by Grantee, in writing.

14. Access to Subject Interests.

Grantor shall permit the duly authorized representatives of Grantee, at any reasonable time, but at Grantee's sole risk (except to the extent of any injury or damage caused by the gross negligence or willful misconduct of Grantor or the operator) and expense, to make such inspection of the Subject Lands, Leases and/or Subject Interests and the property, machinery, equipment and facilities used in the operation thereof as such representatives shall deem proper.

15. Remedies of Grantee.

(a) At any time and from time to time until the termination of the Production Payment, if Grantor shall fail to perform or observe any of the covenants or agreements provided herein or in the Conveyance to be performed or observed by Grantor, Grantee (or Grantee's designee), in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after five (5) business days after written notice thereof is delivered to Grantor:

(i) perform (or cause to be performed) on behalf of and at the expense of Grantor, any obligation which has not been performed or observed by Grantor, in which event Grantee may advance funds and incur and pay bills for expenses for such purpose and shall be reimbursed out of the proceeds attributable to Grantor's interest in the Subject Interests, together with interest on the unpaid amounts thereof at the rate of interest publicly announced by Citibank, N.A. as its prime or base rate plus five percent (5%), but not to exceed the maximum nonusurious rate permitted by applicable law (the "Agreed Rate"), from the date of such advance or payment by Grantee until the date reimbursed by Grantor. Grantor and Grantee agree that none of the terms and/or provisions contained herein or in the Conveyance shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. The parties to this agreement or the Conveyance shall never be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect.

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 Notwithstanding any provision of the Conveyance or this Agreement to the contrary, if Grantee advances any funds on behalf of Grantor under the terms of this Section 15., in addition to Grantee having a right to be reimbursed for such costs out of the proceeds attributable to Grantor's interest in the Subject Interests, Grantee shall have the right to be reimbursed for all such funds, together with the Agreed Rate, out of any proceeds attributable to the interests of Grantor arising from or out of any written contracts between Grantor and any third party, including, but not limited to (i) any fees or revenues payable to Grantor as gathering, transportation and/or pipeline operator fees for any gas or liquids or liquefiable Hydrocarbons produced from the Subject Lands or any lands contiguous to the Subject Lands; (ii) any fees or revenues payable to Grantor arising from or out of the treating, compressing, dehydrating and/or processing of Hydrocarbons produced from the Subject Lands or any lands contiguous to the Subject Lands; (iii) any fees or revenues payable to Grantor from the sale of any Subject Wells and/or Facilities; and (iv) any proceeds resulting from court judgments, arbitration awards and/or settlement of claims in favor of Grantor arising from or out of any contracts relating to or affecting the Subject Lands, Leases and/or the Subject Interests, and Grantee shall have the right to receive all of such proceeds from Grantor, or directly from any applicable third parties, and to apply any or all of such funds against such advanced funds;

(ii) upon written notice to Grantor, succeed to and exercise (or appoint Grantee's designee to succeed to and exercise) any and all rights of the Grantor with respect to the possession, operation and development of the Subject Interests and Subject Wells, and use in connection therewith all property of Grantor as may be useful or appropriate for the production, treating, storing, gathering, transporting, compressing and/or dehydrating of Hydrocarbons or other minerals (including but not limited to the Facilities as defined in the Conveyance), and all other properties and rights of a similar character then held by Grantor and situated upon or useful or held for future use in connection with the exploration, development or operation of the Subject Interests and Subject Wells for the production, treating, storing, gathering, transporting, compressing and/or dehydrating of Hydrocarbons or other minerals, and the Grantee shall have the right on behalf and for the account of Grantor, to sell and utilize (a) all of the Hydrocarbons attributable to Grantor's interest in the Subject Interests and (b) any or all of the Facilities not essential to production, and to receive from the purchasers of the Hydrocarbons and/or the Facilities all proceeds attributable thereto, and to apply the proceeds thereof to the costs and expenses of the operation and development of the same as reimbursement to Grantee for any amounts so expended by Grantee;

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 (iii) pay (or cause to be paid) any of the costs, expenses, Taxes (which Taxes are not being contested in good faith by the Grantor) or other amounts which the Grantor has agreed to pay under the Conveyance and/or this Agreement which have become delinquent, and to be reimbursed out of the proceeds of the Hydrocarbons attributable to the Grantor's interest in the Subject Interests, together with interest on the unliquidated amounts thereof, at the Agreed Rate from the date of such payment; and/or

(iv) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Lands, Leases and/or Subject Interests and the Hydrocarbons produced therefrom.

b) Any purchaser of Hydrocarbons from or attributable to the Subject Interests is authorized and directed to make payment to the Grantee of all proceeds from the sale of Hydrocarbons attributable to Grantor's interest in the Subject Interests upon written notification from Grantee of Grantor's unremedied breach in any material respect of any provision of this Agreement and/or the Conveyance, and of Grantee's exercise of Grantee's rights under this Section 15. Any insurer is authorized and directed to make payment to the Grantee of proceeds of insurance described in Section 10.(a) hereof for any amount which Grantee shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Grantor has failed or refused to do promptly pursuant to Section 10.(b) hereof.

(c) Grantor hereby designates Grantee as its agent and attorney in fact to execute any instruments which may be necessary or appropriate, including without limitation designations of operator, to enable Grantee to exercise its rights under this Section 15. This designation and appointment shall be irrevocable as long as the Production Payment remains in effect.

(d) Notwithstanding any provision of this Agreement to the contrary, for the purposes of this Section 15. and Section 9.(b), any written notice of default sent by Grantee to Grantor to the telecopy number, email address and/or the mailing address for Grantor set forth in this Agreement shall be effective on the date such notice is (i) sent by telecopy (as confirmed transmitted by written report generated at the point of origin of such facsimile or telecopy transmission); or (ii) sent by email (as confirmed transmitted by written printout of such email transmittal by Grantee), with hard copy of such notice of default to be transmitted by certified mail (as evidenced by the postmark stamp on the "Receipt for Certified Mail" held by the sender of such notice), and Grantee shall not be required to take any further action to notify Grantor of such default prior to Grantee exercising any of Grantee's remedies set forth in this Section.

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 16. Force Majeure. In the event of either party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such force majeure in writing or by telecopy to the other party as soon as practicable after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as practicable be remedied with all reasonable dispatch. It is expressly agreed that Force Majeure shall not include the level of market prices being offered and/or received by Grantor (or by the operator of a Subject Well if not Grantor) for the sale of Hydrocarbons produced from the Subject Wells.

17. Notices.

Unless otherwise specifically provided herein to the contrary, all notices, requests, demands, instructions, payments and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or by telex/telecopier, email, regular mail and/or by certified mail, postage prepaid and return receipt requested, as follows:

If to Grantor, addressed to: Adino Exploration, LLC

2500 CityWest, Suite 300

Houston, Texas 77042

Attention: Shannon W. McAdams

Telephone No.: ( ) -

Telecopy No.: ( ) -

Email Address: smcadams@adinoenergycorp.com

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If to Grantee, addressed to:

BlueRock Energy Capital II, LLC

20445 State Highway 249, Suite 160

Houston, Texas 77070

Attention: Catherine L. Sliva, President

Telephone No.: (281) 376-0111

Telecopy No.: (281) 376-2121

Email Address: sabel@bluerockenergycapital.com

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. Unless otherwise specifically provided herein to the contrary, all notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telex/telecopier or by email shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All material notices by email shall be confirmed promptly after transmission by regular mail, certified mail, telex/telecopier or personal delivery.

18. INDEMNITY.

(a) IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CONVEYANCE, GRANTEE DOES NOT ASSUME NOR SHALL GRANTEE EVER BE LIABLE OR RESPONSIBLE IN ANY WAY FOR THE PAYMENT OF ANY COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH DEVELOPING, EXPLORING, DRILLING, EQUIPPING, TESTING, OPERATING, PRODUCING, MAINTAINING, PLUGGING OR ABANDONING THE SUBJECT INTERESTS OR ANY WELL OR FACILITY THEREON OR STORING, HANDLING, TREATING OR TRANSPORTING TO THE DELIVERY POINTS PRODUCTION THEREFROM.

(b) GRANTOR SHALL FULLY DEFEND, PROTECT, INDEMNIFY AND HOLD GRANTEE, ITS OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER, INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF DEFENSE, WHICH MAY BE MADE OR ASSERTED BY ANY THIRD PARTY OR GOVERNMENTAL AGENCY OR ENTITY, OR BY GRANTOR, GRANTOR'S EMPLOYEES, AGENTS, CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, AGENTS, AND REPRESENTATIVES ON ACCOUNT OF PERSONAL INJURY, DEATH OR PROPERTY DAMAGE (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR POLLUTION AND ENVIRONMENTAL DAMAGE), ANY CIVIL OR CRIMINAL FINES OR PENALTIES AND ANY CAUSES OF ACTION ALLEGING STATUTORY LIABILITY, RELATING TO, ARISING OUT OF, OR IN ANY WAY INCIDENTAL TO THE SUBJECT INTERESTS, THE WELLS AND FACILITIES THEREON OR USED IN CONNECTION THEREWITH, THE OPERATION THEREOF AND THE PRODUCTION THEREFROM, WHETHER THROUGH AN ACT OR OMISSION OF GRANTEE, OR OTHERWISE, AND WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF GRANTOR OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER, EXCEPT FOR ACTS OR OMISSIONS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTEE OR GRANTEE'S OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS. THIS INDEMNITY SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY.

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19. Successors and Assigns.

All the covenants and agreements herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Grantor's interest in the Subject Interests and Grantee's interest in the Production Payment and shall inure to the benefit of Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyance regarding mortgage, assignments, transfer or pooling of Grantor's interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Grantee's interest in the Production Payment is assignable.

20. Damages.

It is recognized that Grantee will look solely to the Production Payment Hydrocarbons for satisfaction and discharge of the Production Payment, and that neither Grantor nor its principal officers is personally or corporately liable for the payment and discharge thereof. However, satisfaction of the Production Payment by Grantor shall not relieve Grantor of any obligations under this Agreement or any obligation to respond in damages for any breach of any of the provisions hereof, or provisions of the Conveyance other than the payment of the Production Payment.

21. Cost of Litigation.

In the event of a breach of this Agreement or of the Conveyance, or if a dispute arising hereunder or under the Conveyance is not resolved by mutual agreement, and either party should sue the other party to enforce its rights under the same, or for breach thereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

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22. Confidentiality.

Grantor and Grantee shall keep all of the terms and provisions of this Agreement confidential, and shall not disclose the contents thereof to any third party, other than their respective attorneys, accountants and/or lending institutions on a strictly "need to know" basis, and except as may be required by the ruling of a court of competent jurisdiction. Grantor and Grantee shall take appropriate steps to comply with the terms of this confidentiality provision including, but not limited to, specifically advising all of its employees, officers, directors and/or owners about this confidentiality requirement. Grantor and Grantee are entering into this Agreement in reliance upon each others compliance with this confidentiality provision.

23. Headings.

The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

24. Certain References.

Certain agreements, contracts and other documents are included in the definition of Permitted Encumbrances. References herein to Permitted Encumbrances are made solely for the purpose of protecting Grantor on Grantor's warranties and representations as to the Subject Interests, and without regard to whether or not any Permitted Encumbrance is valid, subsisting, legal or enforceable or affects the Production Payment; and such references are not intended to constitute and shall not constitute any sort of recognition or acknowledgment by any party as to the validity, legality, or enforceability of the same or of any term, provision or condition thereof or the applicability thereof to the Production Payment, and shall not revive or ratify the same or create any rights in any third person.

25. Counterpart Execution.

This Agreement may be executed by Grantor and Grantee in any number of counterparts, each of which shall be deemed an original instrument, but all of which shall constitute but one and the same Agreement.

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26. Partial Invalidity.

Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement.

27. Applicable Law and Venue.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. VENUE FOR ANY LAWSUIT OR LAWSUITS ARISING OUT OF THIS AGREEMENT SHALL BE IN STATE OR FEDERAL COURT IN HOUSTON, HARRIS COUNTY, TEXAS. THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING BROUGHT HEREUNDER OR UNDER THE CONVEYANCE IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER, AND EACH PARTY HERETO FURTHER AGREES TO A TRANSFER OF ANY SUCH PROCEEDING TO THE VENUE STATED ABOVE. THE PARTIES HERETO HEREBY ACKNOWLEDGE AND AGREE THAT IT WILL BE NEITHER INCONVENIENT NOR UNFAIR TO LITIGATE OR OTHERWISE RESOLVE ANY DISPUTES OR CLAIMS IN THE ABOVE NAMED COUNTY.

EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREUNDER OR UNDER THE CONVEYANCE, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONVEYANCE OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY EXEMPLARY OR PUNITIVE DAMAGES OR (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONVEYANCE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

28. Termination Time.

As used in this Agreement, "Termination Time" means the later of (A) the date upon which the proceeds actually received by Grantee from the Production Payment after the Effective Time (net of any charges described in Section 1.02 of the Conveyance and paid by Grantee) equal (i) the Production Payment Amount, plus (ii) an amount sufficient to provide Grantee with an eighteen percent (18%) internal rate of return on the Production Payment Amount, as determined in accordance with the formula set forth in Exhibit "A" of this Agreement, or (B) the date that Grantor executes and delivers to Grantee the Permanent ORRI Assignment. In addition to the foregoing, this Agreement shall terminate as of the Termination Time.

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29. Gas Imbalances.

Notwithstanding anything in this Agreement or in the Conveyance to the contrary, to the extent any of the Subject Interests are subject to any gas imbalances that would reduce the amount of Hydrocarbons that would otherwise be attributable to such Subject Interests, the existence of any such gas imbalance shall not decrease, in any manner, the Production Payment Percentage applicable to such Subject Interest or the quantity of Production Payment Hydrocarbons to which Grantee is entitled, it being agreed that Grantor shall bear the entire burden of any such gas imbalance.

30. Use by Grantor of Portion of Production Payment Amount.

(a) In consideration of the payment by Grantee to Grantor of the Production Payment Amount, Grantor agrees (i) to complete in a good and workmanlike manner, in accordance with industry standards and as a reasonably prudent operator, the Work Plan described in Exhibit "B" hereto, inclusive of any and all written materials related thereto previously given by Grantor to Grantee ("Work Plan"); and (ii) that Grantor shall use at least Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) of the Production Payment Amount to pay the costs associated with the Work Plan. If the actual cost of completing the Work Plan is less than $375,000.00, Grantor shall, subject to the terms of the Work Plan, use the remaining funds to further increase production on any of the Subject Wells. If the actual cost of completing the Work Plan exceeds $375,000.00, Grantor shall use a greater portion of the Production Payment Amount or other funds available to Grantor to pay such excess. If Grantor fails to comply with any of the provisions of this subsection (a), Grantee shall be entitled to exercise any and all of the remedies set forth in Section 15. hereof relating to Grantor's breach of this Agreement.

(b) Grantor shall provide promptly to Grantee, on a monthly basis, reports detailing the progress of the Work Plan including work performed, costs incurred (including copies of all third party invoices if specifically requested by Grantee in writing) and operating results, and any other information required to be included as set forth in the Work Plan in Exhibit "B" hereto. Grantor shall also provide to Grantee a detailed written accounting of the expenditure of the $375,000.00 portion of the Production Payment Amount described in Section 30(a) above, including equipment purchases and labor expense.

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(c) Nothing in this Section 30., or in any other provision of this Agreement or the Conveyance, shall obligate Grantee to make available, or to pay, any amounts in addition to the Production Payment Amount to Grantor, it being agreed that the Production Payment Amount is the sole and exclusive consideration from Grantee for the acquisition by Grantee of the Production Payment and the Permanent ORRI.

31. Option to Purchase Production Payment.

Grantee hereby grants to Grantor the right and option to purchase the Production Payment, which right shall be exercisable as follows: (i) Grantor may purchase the Production Payment at any time after September 1, 2011 and prior to September 1, 2012 by paying to Grantee an amount equal to one hundred twenty percent (120%) of the Option Price (as defined below); (ii) Grantor may purchase the Production Payment on or after September 1, 2012 and prior to September 1, 2013 by paying to Grantee an amount equal to one hundred fifteen percent (115%) of the Option Price; and (iii) Grantor may purchase the Production Payment on or after September

1, 2013 and prior to Termination Time by paying to Grantee an amount equal to one hundred ten percent (110%) of the Option Price. The purchase price shall be paid by cashier's check or by wire transfer, with confirmed receipt of funds. The closing shall take place in the offices of Grantee, or at such other place and time as Grantor and Grantee may agree. Grantor shall exercise such option by giving Grantee notice not less than forty-five (45) days prior to the date of the purchase. As used in this Agreement, the term "Option Price" means an amount equal to (A) the Production Payment Amount less any proceeds actually received by Grantee from the Production Payment prior to the date Grantor repurchases the Production Payment (net of any charges paid by Grantee pursuant to Section 1.02 of the Conveyance), plus (B) an amount sufficient to provide Grantee with a eighteen percent (18%) internal rate of return on the Production Payment Amount, as determined in accordance with the formula set forth in Exhibit "A".

32. Area of Mutual Interest for the Production Payment/Rights to Fund.

(a) Notwithstanding any provision of the Conveyance or this Agreement to the contrary, the Production Payment shall also extend to any fee interest, mineral interest, leasehold interest, royalty interest, overriding royalty interest, operating rights interest, and any and all other right, title, interest or claim of every kind and character purchased or otherwise acquired by Grantor (or any Affiliate of Grantor), or by any owner, member, shareholder or partner of Grantor (or any Affiliate of such person) during the term of the Production Payment in and to the Subject Lands and in and to any lands extending outward one (1) mile from the boundaries of each Subject Lands and/or Leases described or referenced in Exhibit "A" of the Conveyance ("Additional Interest"). Within five (5) days from the date that any Additional Interest is so targeted by Grantor to be acquired, Grantor shall give written notice thereof to Grantee, together with a specific description of the interest targeted, and a legally sufficient description of the lands affected. Grantor shall also furnish Grantee with any additional information and/or documents requested by Grantee relating to the Additional Interest including, but not limited to, the contracts and/or agreements pursuant to which the Additional Interest is intended to be acquired. If Grantor acquires an Additional Interest, Grantee shall prepare and submit to Grantor for execution an original Amendment of Conveyance of Production Payment adding the Additional Interest to the Conveyance, together with a conforming original of an Amendment of Production Agreement. Within five (5) days from receipt thereof, Grantor shall execute and deliver the original Amendment of Conveyance to Grantee, in recordable form, together with the conforming Amendment of Production Agreement. The Amendment shall be recorded in the appropriate property records evidencing, as contractually agreed to by the parties as of the Effective Time of the Conveyance, that the Production Payment covers the Additional Interest.

(b) In addition to the foregoing provisions of this Section, Grantee shall have the right of first refusal to provide the funding to Grantor for the purchase of any and/or all such Additional Interest, under the terms and conditions of the Conveyance and this Agreement. Upon receipt by Grantee from Grantor of the information required above to be furnished regarding a targeted Additional Interest, Grantee shall have fifteen (15) days from receipt of such information to notify Grantor in writing whether or not Grantee elects to provide funding under the terms and conditions of the Conveyance and this Agreement for the purchase of such Additional Interest. Grantee's failure to notify Grantor of Grantee's election within such time period shall constitute Grantee's waiver of its right to fund, but only with respect to the specific Additional Interest identified in Grantor's written notice in subsection (a) above.

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(c) In addition to the foregoing provisions of this Section, and notwithstanding any provision of the Conveyance or this Agreement to the contrary, if Grantor elects to drill an additional well or wells on the Subject Lands and Leases (including lands and leases in which Grantor acquired an Additional Interest under subsection (a) above), or on lands with which all or a portion of such Subject Lands and Leases are pooled, Grantor hereby grants to Grantee, during the term extending from the Effective Time until Termination Time, a first right of refusal to fund such drilling under the terms and conditions of the Conveyance and this Agreement. Grantor shall provide at least thirty (30) days prior written notice to Grantee of Grantor's intention to drill an additional well or wells, together with documentation specifically describing the proposed drilling operation. Grantee shall also have the right to request that Grantor submit for Grantee's review any documentation that Grantee reasonably requests relating to such proposed drilling operation. Grantee shall have fifteen (15) days from receipt of Grantor's notice and the additional information requested by Grantee, to notify Grantor whether Grantee elects to fund such additional drilling operation. Grantee's failure to notify Grantor of Grantee's election within such time period shall constitute Grantee's waiver of its right to fund, but only with respect to the specific drilling operation identified in Grantor's notice.

(d) If Grantee declines to fund the acquisition by Grantor of an Additional Interest in the area of mutual interest in subsection (a) above, or the drilling of a new well under subsection (c) above on the area of mutual interest, (i) Grantor may obtain alternate third party funding of the same and (ii) if the Additional Interest to be obtained by Grantor by such acquisition or drilling is in a wellbore located (or to be located) within the boundaries of the area of mutual interest described in subsection (a) above, which wellbore is not, in Grantee's sole discretion, completed (or to be completed) in a zone or formation that could drain reserves from any of the Subject Lands and Leases hereof, then if subsections (d)(i) and (d)(ii) hereof are applicable, such Additional Interest in such wellbore shall not be subject to the Production Payment.

33.   Grantor's Representations and Warranties; Liquidated Damages.

(a) Notwithstanding any provision of the Conveyance or this Agreement to the contrary, Grantor represents and warrants to Grantee the following:

(i) All of the written information (including, but not limited to, financial, production, engineering, geological, geophysical, title or ownership) provided by Grantor to Grantee prior to the date this Agreement and the Conveyance are executed by Grantor is, to the best of Grantor's knowledge and after reasonable due diligence, true and correct. Grantor shall execute the verification page ("Verification") attached as Exhibit "D" hereto and made a part hereof relating to the information provided by Grantor to Grantee prior to the date Grantor executes this Agreement and the Conveyance, and Grantor shall also execute such Verification effective as of the time any written amendments to the Conveyance and/or the Production Agreement are entered into by Grantor and Grantee;

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(ii) No material information relating to the valuation of the Subject Interests has been knowingly withheld by Grantor from Grantee including, but not limited to, information relating to existing or potential liens or encumbrances affecting the Subject Interests and/or knowing violations of environmental laws affecting the Subject Interests;

 (iii) Grantor has, as of the date this Agreement is executed by Grantor, furnished Grantee full and complete (including all referenced Exhibits), copies of all written agreements between Grantor and (1) the entity from which Grantor is purchasing all or any part of the Subject Interests and/or (2) any other entity, whether affiliated with Grantor or not, relating to or in any way affecting the Subject Interests;

(iv) All of the information relating to the Subject Interests provided by Grantor to Grantee after the date hereof and during the term of the Production Payment shall be, to the best of Grantor's knowledge and after reasonable due diligence, true and correct;

(v) Grantor shall promptly notify Grantee, in writing, if Grantor becomes aware, during the term of the Production Payment, of any material change in any information provided by Grantor to Grantee hereunder; and

(vi) Grantor shall timely pay all Taxes and royalties and Grantor shall pay all operating charges, joint interest billings before they become delinquent and third party vendor charges due and owing (but no later than 90 days from the date of any invoice) arising from the Subject Interests and/or production therefrom (except to the extent being contested in good faith), and Grantor shall comply with the requirements of Section

36. hereof.

(b) Grantor acknowledges that a material inducement for Grantee to purchase the Production Payment is Grantee's reliance upon Grantor's representations and warranties herein, and that Grantee has relied upon the same. If Grantor breaches any of the representations and warranties in subsections (a)(i), (a)(ii), (a)(iii) and/or (a)(iv) hereof, Grantor shall be liable to Grantee for liquidated damages in the amount of Ten Percent (10%) of all amounts actually funded by Grantee to Grantor during the term of the Conveyance. If Grantor breaches the representation and warranty in subsection (a)(vi) hereof, and such breach is not cured within five (5) days from the date that Grantee gives Grantor written notice thereof, Grantor shall be liable to Grantee for liquidated damages in addition to the actual amount of such Taxes, royalties, operating charges, joint interest billings and/or third party vendor charges that Grantee may, in its discretion, pay on behalf of Grantor in accordance with other provisions of this Agreement, such liquidated damage amount being equal to $1,000.00 for each day that such breach or breaches are not cured, until they are cured; provided however, that the maximum amount of liquidated damages under this sentence shall be Ten Percent (10%) of all amounts actually funded by Grantee to Grantor during the term of the Conveyance.

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(c) Grantor and Grantee agree that the amount of damages above actual out of pocket capital expenditures that might be sustained by Grantee in the event of a breach of any of the representations or warranties of Grantor in this Section 33. are uncertain and difficult to ascertain, and that the above stated liquidated damages constitute reasonable compensation for such additional damages. Each signatory party hereby agrees that the liquidated damages provided for hereunder do not constitute a penalty.

(d) The undersigned officer or representative of Grantor shall also, by the execution of the Verification, be jointly and severally liable with Grantor to Grantee for all liquidated damages applicable herein, and such individual personally guarantees that Grantor shall pay to Grantee all such liquidated damages, if any, applicable under this Section 33., but not to exceed Ten Percent (10%) of all amounts actually funded by Grantee to Grantor during the term of the Conveyance.

(e) Grantor also warrants and represents to Grantee that, at the time of execution of the Conveyance and this Agreement;

(i) Grantor has fully read, and comprehends, all of the provisions of the Conveyance and this Agreement;

(ii) Grantor has relied upon Grantor's own knowledge and judgment and upon the advice of independent counsel and/or consultants of Grantor's own free choice; and

(iii) in entering into the Conveyance and this Agreement, Grantor has acted in reliance upon Grantor's own independent judgment, and not upon any representation, advice or action by Grantee or by any agent or representative of Grantee.

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34. Capacity.

Grantor represents and warrants that (i) Grantor is a corporation, limited liability company, partnership or trust in good standing/existence under all laws of such party Grantor's state of incorporation or formation; and (ii) the undersigned officer or representative of Grantor is fully authorized by Grantor to execute this Agreement on behalf of such Grantor, in the capacity stated herein, and to bind such Grantor to perform all of such Grantor's obligations hereunder.

35. Further Assurances.

Grantor, at Grantee's request, shall execute and deliver such further instruments and do such further acts as may be necessary to carry out the purposes of this Agreement, as the same may relate to the Subject Interests.

36. Use of Production Proceeds.

Notwithstanding any provision of the Conveyance or this Agreement to the contrary, commencing as of the Effective Time and continuing until Termination Time, if during any month production revenues attributable to the Subject Interests covered by the Production Payment are insufficient (after deducting applicable taxes, royalties and Grantee's Production Payment revenues) to pay all of the leasehold operating expenses for such properties for such month ("Monthly Deficit"), Grantor shall not make any distribution to any of Grantor's officers, directors, shareholders, beneficiaries, owners, managers, members, employees, Affiliates or any person or entity having any ownership interest in Grantor, of any proceeds attributable to Grantor's interest in the Subject Interests covered by this Conveyance until such time as the Monthly Deficit for such month, and for all succeeding months, if any, in which a Monthly Deficit occurs, are fully paid off out of Grantor's production revenues attributable to the Subject Interests and/or from other funds owned by, or obtained by, Grantor. Grantor's failure to comply with the terms of the above provisions shall constitute a breach of this Agreement and shall, in addition to all other remedies available at equity or in law, entitle Grantee to exercise any and all of the remedies set forth in Section 15. hereof.

37. Use of Funding.

Notwithstanding any provision of this Agreement or the Conveyance to the contrary, the Production Payment Amount funding made by Grantee to Grantor shall be utilized by Grantor as follows:

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(a) Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) to complete the Work Plan (which Work Plan includes, but is not limited to, drilling and completing 5 new PUD wells on the James Leonard Lease in Coleman County, Texas described in Part I. of Exhibit "A" of the Conveyance);

(b) Thirty Thousand and No/100 Dollars ($30,000.00) for Working Capital relating to the Work Plan; and

(c) Five Thousand and No/100 Dollars ($5,000.00) for the Production Payment origination fee associated with the Conveyance and this Agreement.

At Grantee's request, Grantor shall furnish Grantee with any and all documentation requested by Grantee to confirm Grantor's use of such funding amounts as set forth above, and in accordance with the other terms of this Agreement. Grantor's failure to comply with the terms of the above provisions, without a written waiver of such provisions executed by Grantee, shall constitute a breach of this Agreement, and shall, in addition to all other remedies available at equity or in law, entitle Grantee to exercise any and all of the remedies set forth in Section 15. hereof.

38. Entire Agreement; Amendments; Waiver.

This Agreement and the Conveyance constitute the entire agreement between the parties hereto. This Agreement and/or the Conveyance may not be amended and no rights thereunder may be waived except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement and/or the Conveyance shall be deemed to be or shall constitute a waiver of any other provisions thereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

39. No Adverse Claim Against the Production Payment.

During the term of the Production Payment,

(i) Each party Grantor, and each shareholder, member and/or owner of each party Grantor, agrees that the real property interest conveyed to Grantee in the Conveyance is not subject to, nor shall be adversely affected by, any monetary obligations owed and/or incurred, or to be owed and/or to be incurred, between the shareholders, members and/or owners of each party Grantor, or between each party Grantor and any such shareholder, member and/or owner, in any way related to the Subject Interests, Subject Lands and/or the Leases; and

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(ii) neither of each party Grantor, nor any shareholder, member and/or owner of each party Grantor, either individually or through any entity owned or controlled by, or owned or under common control with, such shareholder, member and/or owner and/or such party Grantor, shall assert any adverse action or claim against the Production Payment conveyed to Grantee under the Conveyance and this Agreement, and each party Grantor and each shareholder, member and/or owner of each party Grantor hereby waives the right, either contractual, statutory or in equity, to asset any such action or claim of record and/or in any court or legal forum having jurisdiction.

40. Due Diligence/Documentation Costs.

Notwithstanding any provision of the Conveyance and/or this Agreement to the contrary, Grantor shall reimburse Grantee for all costs incurred by Grantee for due diligence and documentation costs relating to the Subject Lands, Leases and/or Subject Interests including, but not limited to, land/title, legal, recording and travel expenses (collectively "Closing Costs"). Grantee acknowledges receipt from Grantor of a prepayment of $10,000.00 toward the Closing Costs. If the total of the Closing Costs exceeds the initial $10,000.00 payment, Grantor shall pay Grantee at Closing the remainder of such total Closing Costs. If the total Closing Costs are less than the initial $10,000.00 payment, Grantee will refund the overpayment to Grantor.

[SIGNATURES ON NEXT PAGE]

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EXECUTED in multiple originals as of the date first set forth above, effective as of the Effective Time.

ADINO EXPLORATION, LLC

By:
Shannon W. McAdams Chief Financial Officer

Shannon W. McAdams, Individually

Shannon W. McAdams
Individually, BUT SOLELY FOR THE PURPOSES OF SECTION 33. AND SECTION 39. OF THIS AGREEMENT

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GRANTOR

GRANTOR BLUEROCK ENERGY CAPITAL II, LLC

By:	/s/ Catherine L. Sliva
President

GRANTEE

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EXHIBIT "A"

TO PRODUCTION AGREEMENT

BETWEEN ADINO EXPLORATION, LLC, GRANTOR,

AND BLUEROCK ENERGY CAPITAL II, LLC, GRANTEE

[Attach Rate of Return Formula]

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EXHIBIT "B"

TO PRODUCTION AGREEMENT

BETWEEN ADINO EXPLORATION, LLC, GRANTOR,

AND BLUEROCK ENERGY CAPITAL II, LLC, GRANTEE

WORK PLAN

This exhibit details the work to be implemented and completed by Adino Exploration, LLC (“Grantor”) on the leases described in Exhibit “A” to the Conveyance (the “Property”) and detailed below. All exceptions to this Work Plan must be approved, in writing, by BlueRock Energy Capital II, LLC. (“Grantee”). All operations described hereunder shall be conducted in a good and workman like manner, in accordance with industry standards, as a reasonably prudent operator and with Grantor directly responsible for supervision of the work.

In addition to any information required by the Conveyance or this Production Agreement to be furnished, Grantor shall, as the work proceeds, provide Grantee with the daily reports covering work progress and an estimate of capital expenditures on the project covered in this Work Plan. Following the completion of the work on each well under the Work Plan, Grantor shall provide a copy of the monthly state production report, and the monthly regulatory agency- required production reports, as soon as available, for the Work Plan well(s).

Grantor shall drill, fracture stimulate and install necessary production equipment on five (5) new producers on the James Leonard Lease in Coleman County, Texas, identified in Part I. of Exhibit "A" of the Conveyance. The producers will be 1 location offsets (unless otherwise approved by Grantee in writing prior to such drilling) to existing producers with locations and funding schedule as follows:

[INSERT INFO AS TO DRILLING LOCATIONS AND ESTIMATED FUNDING FOR EACH]

Notwithstanding any provision of this Work Plan to the contrary:

(A) If any of the five (5) wells to be drilled as set out above is deemed a dryhole and not completed, Grantee, at its sole discretion, will determine whether to fund what would have been the balance of the completion and stimulation funds for that specific dryhole well towards additional projects on the James Leonard Lease.

(B) Grantee, at its sole discretion, may elect not to fund any additional drilling, completion and/or stimulation dollars under this Work Plan if Grantor is not in full compliance with all of its obligations under the Conveyance and/or the Production Agreement.

This Work Plan list is not a detailed account of all work that is required to successfully complete the Work Plan. It only covers specific operations which Grantor has identified in previous written information given by Grantor to Grantee and upon which Grantee has relied upon in purchasing the Production Payment, and which Grantee expects, at a minimum, to be performed in accordance with this Agreement. Grantor and Grantee hereby incorporate into this Work Plan all of the written materials previously submitted by Grantor to Grantee regarding any and all operations to be performed on the Subject Wells and Leases by or on behalf of Grantor using Work Plan funding to be provided by Grantee.

The Work Plan is not deemed completed until all the work has been prudently completed as per normal industry procedures and all of the allocated funds have been used towards the completion of the above listed Work Plan. All production related equipment should be in good working condition and in accordance with industry standards.

Grantor shall commence work under the Work Plan no later than days from date of initial funding, and Grantor shall complete the Work Plan no later than months from September 30, 2011. Grantor acknowledges and agrees that it is responsible for any and all costs required to complete the Work Plan that may exceed the Work Plan funding. If Grantor fails to complete the Work Plan, Grantee shall be entitled to exercise any and all of the remedies set forth in Section 15 of this Agreement.

END OF WORK PLAN

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EXHIBIT "C"

TO PRODUCTION AGREEMENT

BETWEEN ADINO EXPLORATION, LLC, GRANTOR,

AND BLUEROCK ENERGY CAPITAL II, LLC, GRANTEE

[Attach Exhibit "C" LEASE OPERATING SUMMARY]

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 EXHIBIT "D"

TO PRODUCTION AGREEMENT

BETWEEN ADINO EXPLORATION, LLC, GRANTOR,

AND BLUEROCK ENERGY CAPITAL II, LLC, GRANTEE

VERIFICATION

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared Shannon W. McAdams, individually and as Chief Financial Officer of Adino Exploration, LLC, a Texas limited liability company, on behalf of said limited liability company, each with an address at 2500 CityWest, Suite 300, Houston, Texas 77042, and on his oath did depose and state that he is authorized on behalf of the above referenced limited liability company, and in an individual capacity, to make this verification, and that the representations and warranties made in the Production Agreement and the Conveyance between Grantor and Grantee are within his personal knowledge and are, to the best of his knowledge, true and correct, up to and including the date of this Verification.

	ADINO EXPLORATION, LLC	SHANNON W. McADAMS

By:	/s/	/s/
	Shannon W. McAdams	Shannon W. McAdams
Chief Financial Officer

SUBSCRIBED AND SWORN TO BEFORE ME, the undersigned notary on this the day of September, 2011, to certify which witness my hand and official seal.

Notary Public in and for
County, Texas

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EXHIBIT "E"

ASSIGNMENT OF OVERRIDING ROYALTY

THE STATE OF TEXAS	§
§
COUNTY OF COLEMAN	§

THAT, ADINO EXPLORATION, LLC, a Texas limited liability company, with an address at 2500 CityWest, Suite 300, Houston, Texas 77042 ("Assignor"), for and in consideration of the sum of Ten Dollars ($10.00) cash in hand and other valuable consideration, the receipt of which is hereby acknowledged, has granted, bargained, sold, conveyed and assigned and does by these presents grant, bargain, sell, convey and assign unto and in favor of BLUEROCK ENERGY CAPITAL II, LLC, a Texas limited liability company, whose address is 20445 State Highway 249, Suite 160, Houston, Texas 77070 (hereinafter referred to as "Assignee"), subject to the terms and provisions hereinafter set forth, an overriding royalty equal to three percent (3%) of eight-eighths (8/8ths) of all the oil, gas and other minerals produced, saved and marketed from the Oil, Gas and Mineral Leases described in Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as "Said Leases").

Except as provided herein to the contrary, the overriding royalty herein assigned shall be paid or delivered to Assignee in the same manner, by the same method, at the same time, and under the same conditions as is provided in Said Leases for the payment and delivery of royalty to the Lessors under the applicable lease.

The overriding royalty herein assigned shall be free and clear of all cost, risk and expense of production, operations, treating, dehydration, compressing, marketing, transporting and/or delivery of the oil, gas and other minerals produced from Said Leases, but shall bear its proportion of all severance, production, gathering or any other taxes now or hereafter applicable thereto or affecting same, and shall be computed only after deducting its proportionate share of all minerals used for operations upon the lands covered by Said Leases, or upon any unit comprising all or any portion of same, provided that such use or uses are authorized under Said Leases.

In the event Said Leases, or any one of them, cover less that One Hundred Percent (100%) of the full and entire undivided interest in and to all the mineral rights relating thereto (whether or not Said Lease only purports to cover a lesser interest) then and in that event, the overriding royalty herein assigned, as to the lands in which Said Lease(s) do not cover such One Hundred Percent (100%) of the full and entire undivided interest, shall be reduced to the proportion thereof which the working interest covered by Said Lease(s) bears to such One Hundred Percent (100%) of the full and entire undivided interest.

Assignor hereby reserves the right, at its election, to pool and unitize Said Leases, or any of them, with each other or with other leases or lands, in the manner and with the same effect as authorized under the terms of Said Leases as now constituted or as hereafter amended or as may be hereafter authorized by the Lessor thereof. In the event of such unitization, in lieu of the overriding royalty herein assigned, Assignee shall receive, from the production from the unit or units so pooled, only such proportion of such overriding royalty as the total amount of Assignee's acreage (mineral rights) so pooled in the particular unit or units involved.

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The overriding royalty interest hereby assigned shall apply to any new lease, renewal or extension of Said Leases, corresponding to any of the interests described in Exhibit "A", that may be acquired by Assignor, its successors or assigns, within six (6) months after the expiration of said lease. For the purposes of this provision the word "extension" is defined as an amendment to any of Said Leases extending its term. The terms "new lease" or "renewal" are defined as a new lease acquired by Assignor covering all or any portion of the same mineral rights and interests now covered by any of Said Leases, provided that in the event that Assignor acquires less than the leasehold or working interest that Assignor now holds in Said Lease covering lands covered by such new lease, then the overriding royalty interests shall be proportionately reduced.

Assignor warrants title to the interests assigned herein, but only to the extent of claims arising by, through or under Assignor, but not otherwise, and Assignor warrants that the interests assigned are free and clear of all liens, claims and/or encumbrances arising by, through or under Assignor, but not otherwise.

This assignment and its terms and provisions shall be binding upon the parties hereto, their respective heirs, successors and assigns forever.

IN WITNESS WHEREOF, this instrument is executed and delivered this day of , 20 , but shall be effective as of the first day of , 20 .

ADINO EXPLORATION, LLC

By:
Shannon W. McAdams
Chief Financial Officer
GRANTOR

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THE STATE OF TEXAS	§
§
COUNTY OF ______________	§

This instrument was acknowledged before me on the day of September, 2011 by Shannon W. McAdams, Chief Financial Officer of Adino Exploration, LLC, a Texas limited liability company, on behalf of said limited liability company.

Notary Public in and for the State of Texas

36

EXHIBIT "A"

To Assignment of Overriding Royalty from

Adino Exploration, LLC, Assignor,

to BlueRock Energy Capital II, LLC, Assignee

COLEMAN COUNTY, TEXAS

Part I. [INSERT LEASE INFORMATION FROM PART I. OF EXHIBIT A OF THE CONVEYANCE]

END OF EXHIBIT "A"

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